As filed with the Securities and Exchange Commission on June 13, 2008
                Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________________
BIOSANTE PHARMACEUTICALS, INC.
 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-2301143 (I.R.S. EmployerIdentification Number)

111 Barclay Boulevard, Suite 280, Lincolnshire, IL  60069
(Address of principal executive office) (Zip Code)
___________________________
BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan
(Full title of the plan)

Phillip B. Donenberg
Chief Financial Officer, Treasurer and Secretary
BioSante Pharmaceuticals, Inc.
111 Barclay Boulevard, Suite 280
Lincolnshire, IL  60069
(847) 478-0500
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies requested to:

Amy E. Culbert, Esq.
Oppenheimer Wolff & Donnelly LLP
45 South Seventh Street, Suite 3300
Minneapolis, Minnesota 55402-1509
(612) 607-7287
___________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	2,000,000 shares	$4.10	$8,200,000	$322.26
_________________
(1)
The number of shares of common stock, par value $0.001 per share, of BioSante (“Common Stock”), consists of the aggregate number of shares which may be issued under the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan (the “Plan”).  The maximum number of shares of Common Stock that may be issued under the Plan is subject to adjustment in accordance with certain provisions of the Plan.  Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Common Stock may be issued or issuable as a result of a stock split, stock dividend or other similar transaction while this Registration Statement is in effect, this Registration Statement is hereby deemed to cover all such additional shares of Common Stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(h) under the Securities Act on the basis of the average high and low sales prices of BioSante’s common stock on June 9, 2008, as reported on The NASDAQ Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual Information*

*           Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents previously filed by BioSante Pharmaceuticals, Inc. (the “Registrant” or “BioSante”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into, and shall be deemed to be a part of, this Registration Statement:

(a)	BioSante’s Annual Report on Form 10-K for the year ended December 31, 2007;

(b)	BioSante’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

(c)	BioSante’s Current Reports on Form 8-K filed on January 18, 2008, April 21, 2008 and June 13, 2008; and

(d)
The description of BioSante’s Common Stock contained in its Registration Statement on Form SB-2 (File No 333-108550) filed with the Commission on September 5, 2003, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed with the Commission by BioSante (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the time of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

BioSante’s Certificate of Incorporation limits the liability of its directors to the fullest extent permitted by the Delaware General Corporation Law.  Specifically, Article VII of BioSante’s Certificate of Incorporation provides that no director of BioSante shall be personally liable to BioSante or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to BioSante or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of BioSante shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.  No amendment to or repeal of Article VII shall apply to or have any effect on the liability or alleged liability of any director of BioSante for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

BioSante’s Certificate of Incorporation provides for indemnification of BioSante’s directors and officers. Specifically, Article VI provides that BioSante shall indemnify, to the fullest extent authorized or permitted by law, as the same exists or may thereafter be amended, any person who was or is made or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of BioSante), by reason of the fact that such person is or was a director or officer of BioSante, or is or was serving at the request of BioSante as a director, officer, employee or agent of any other company, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise; provided, however, that BioSante shall not indemnify any director or officer in connection with any action by such director or officer against BioSante unless BioSante shall have consented to such action.  BioSante may, to the extent authorized from time to time by BioSante’s Board of Directors, provide rights to indemnification to employees and agents of BioSante similar to those conferred in Article VI to directors and officers of BioSante.  No amendment or repeal of Article VI shall apply to or have any effect on any right to indemnification provided thereunder with respect to any acts or omission occurring prior to such amendment or repeal.

BioSante has entered into agreements with its directors and executive officers regarding indemnification, in addition to indemnification provided for in BioSante’s Certificate of Incorporation, Bylaws and the Delaware General Corporation Law and intends to enter into indemnification agreements with any new directors and executive officers in the future.  Under these agreements, BioSante is required to indemnify its current and former directors and executive officers against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of BioSante’s directors or executive officers.  BioSante will be obligated to pay these amounts only if the director or executive officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to BioSante’s best interests.  With respect to any criminal proceeding, BioSante will be obligated to pay these amounts only if the director or executive officer had no reasonable cause to believe his or her conduct was unlawful.  The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

BioSante maintains an insurance policy for its directors and executive officers pursuant to which its directors and executive officers are insured against liability for certain actions in their capacity as directors and executive officers of BioSante.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description
4.1
Arrangement Agreement, dated October 23, 1996, between Structured Biologicals Inc. and BioSante Pharmaceuticals, Inc. (incorporated by reference to Exhibit 2.1 contained in BioSante’s Registration Statement on Form 10-SB, as amended (File No. 000-28637)).

4.2
Amended and Restated Certificate of Incorporation of BioSante Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 contained in BioSante’s Registration Statement on Form SB-2, as amended (Reg. No. 333-64218)).

4.3
Amendment to Amended and Restated Certificate of Incorporation of BioSante Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.2 contained in BioSante’s Registration Statement on Form 8-A (File No. 001-31812)).

4.4	Bylaws of BioSante Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.2 contained in BioSante’s Registration Statement on Form SB-2, as amended (Reg. No. 333-64218).
5.1	Opinion of Oppenheimer Wolff & Donnelly LLP (Filed herewith)
23.1	Consent of Deloitte & Touche LLP (Filed herewith)
23.2	Consent of Oppenheimer Wolff & Donnelly LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Registration Statement)

Item 9.  Undertakings

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolnshire, State of Illinois on June 12, 2008.

BIOSANTE PHARMACEUTICALS, INC.

By:  /s/ Stephen M. Simes
Stephen M. Simes
Vice Chairman, President and Chief Executive Officer
(principal executive officer)

By:  /s/ Phillip B. Donenberg
Phillip B. Donenberg
Chief Financial Officer, Treasurer and Secretary
(principal financial and accounting officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Stephen M. Simes and Phillip B. Donenberg, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective  amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their, or his or her, substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/Stephen M. Simes Stephen M. Simes	Vice Chairman, President and Chief Executive Officer	June 12, 2008
/s/ Phillip B. Donenberg Phillip B. Donenberg	Chief Financial Officer, Treasurer and Secretary	June 12, 2008
/s/ Louis W. Sullivan Louis W. Sullivan, M.D.	Chairman of the Board	June 12, 2008
/s/ Fred Holubow Fred Holubow	Director	June 12, 2008
/s/ Peter Kjaer Peter Kjaer	Director	June 12, 2008
/s/ Ross Mangano Ross Mangano	Director	June 12, 2008
/s/ Edward C. Rosenow, III M.D. Edward C. Rosenow, III M.D.	Director	June 12, 2008

BIOSANTE PHARMACEUTICALS, INC.

REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Arrangement Agreement, dated October 23, 1996, between Structured Biologicals Inc. and BioSante Pharmaceuticals, Inc.	Incorporated by reference to Exhibit 2.1 contained in BioSante’s Registration Statement on Form 10-SB, as amended (File No. 000-28637).
4.2	Amended and Restated Certificate of Incorporation of BioSante Pharmaceuticals, Inc.	Incorporated by reference to Exhibit 3.1 contained in BioSante’s Registration Statement on Form SB-2, as amended (Reg. No. 333-64218).
4.3	Amendment to Amended and Restated Certificate of Incorporation of BioSante Pharmaceuticals, Inc.	Incorporated by reference to Exhibit 3.2 contained in BioSante’s Registration Statement on Form 8-A (File No. 001-31812).
4.4	Bylaws of BioSante Pharmaceuticals, Inc.	Incorporated by reference to Exhibit 3.2 contained in BioSante’s Registration Statement on Form SB-2, as amended (Reg. No. 333-64218).
5.1	Opinion of Oppenheimer Wolff & Donnelly LLP	Filed herewith
23.1	Consent of Deloitte & Touche LLP	Filed herewith
23.2	Consent of Oppenheimer Wolff & Donnelly LLP	Included as part of Exhibit 5.1
24.1	Power of Attorney	Included on the signature page to this Registration Statement